Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-158738, 333-154745, 333-151778, 333-150986, and 333-131434 on Form S-8 and Registration Statement Nos. 333-155794 and 333-143865 on Form S-3 of our report dated March 2, 2009 (except for Note 1(p), as to which the date is May 1, 2009), relating to the consolidated financial statements and financial statement schedule of UAL Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s emergence from bankruptcy, a change in accounting for share based payments, and retrospective adjustments related to changes in accounting for convertible debt and participating securities) for the year ended December 31, 2008, appearing in this Current Report on Form 8-K of UAL Corporation.
/s/ Deloitte & Touche, LLP
Chicago, Illinois
May 1, 2009